Exhibit 99.1

Contacts:	Investor	Media
	Lynn A. Tyson	Jenny Schiavone
	Senior Vice President, Investor Relations	Director, Enterprise Communications
	914-253-3035	914-253-3941
	email: Lynn.Tyson@pepsi.com	email: jenny.schiavone@pepsico.com
PepsiCo Reports Solid Fiscal Third-Quarter Results with Increases in Profitability and Strong Cash Flow
Sets Targets for Fiscal 2010
•	Reported EPS Up 10 Percent, Core Constant Currency EPS up 8 Percent*

•	Full-Year 2009 Cash Flow from Operations expected to reach $6.4 billion, $7 billion excluding One Time Pension Contribution

•	Targets Full-Year Fiscal 2010 Core Constant Currency EPS Growth of 11 to 13 Percent

•	Preparations for Bottler Integration On-Track
PURCHASE, N.Y. (Oct. 8, 2009) – PepsiCo, Inc. (NYSE: PEP) today reported solid profit performance in the third quarter of 2009, reflecting the company’s balanced approach to investing in value and innovation in key markets as well as productivity and cost discipline across its businesses. Reported EPS was $1.09, and in constant currency the company delivered 5 percent net revenue growth and an 8 percent increase in core EPS.
Indra Nooyi, PepsiCo Chairman and Chief Executive Officer, said “PepsiCo’s diversified food and beverage portfolio and our advantaged business model continued to drive solid results this quarter. Our teams around the world leveraged PepsiCo’s agile go-to-market system to deliver our brands at differentiated value to consumers, who are still feeling the pinch of the global recession despite improving macroeconomic indicators.
“We will continue to make targeted investments across our entire portfolio, and we expect these to ramp up next year as we begin to realize the benefits of the integration of our two anchor bottlers. These investments in innovation, infrastructure, key markets and people development, coupled with our operating agility and focus, give me great confidence in both the near-and long-term growth prospects of PepsiCo,” Nooyi continued.

*	Please refer to the Glossary for definitions of constant currency and core. Core results and constant currency core results are non-GAAP financial measures that exclude certain items. Please refer to “Reconciliation of GAAP and Non-GAAP information” in the attached exhibits for a description of these items.

Richard Goodman, PepsiCo Chief Financial Officer said, “As we prepare for 2010, we are targeting EPS growth of 11 to 13 percent in core constant currency. As we progress through 2010, if we do better than this range we will take the opportunity to make additional strategic broad-based investments in our business to enhance our competitiveness.”

Summary of Third-Quarter 2009 Performance
			Constant Currency*
				Division
			Net	Operating	Net	Division Operating
% Growth	Volume		Revenue	Profit	Revenue	Profit
PAF	2		7	6	—	1
FLNA	3		5	5	5	5
QFNA	8		8	(1)	7	(1)
LAF	(3)		9	11	(10)	(11)

PAB	(6)		(7)	(5)	(9)	(8)

PI	2 / 9	**	13	31	2.5	20
Europe	(1)/ 9	**	12	18	(2)	1
AMEA	8 / 9	**	13	52	9	49

Total Divisions	2 / 0.5	**	5	8	(1.5)	2

*	The above constant currency results are non-GAAP financial measures. For more information about our constant currency results, see “Reconciliation of GAAP and Non-GAAP Information” in the attached exhibits. Please refer to the Glossary for the definition of “Constant Currency.”

**	Snacks/Beverage

Operating Highlights:
•	Focused investments in consumer value and product innovation drove volume growth in global snacks and beverages.

•	PepsiCo Americas Foods gained share in virtually every market in which it operates.

•	PepsiCo Americas Beverages’ family of strong brands maintained its leadership position in the U.S. liquid refreshment beverage segment and took the leading position in carbonated soft drinks for both volume and value share in measured channels.

•	PepsiCo International posted strong gains in constant currency operating profit with improving volume trends in developing markets.
Division Operating Summary
All references to net revenue and operating profit are on a constant currency basis.
PepsiCo Americas Foods (PAF) delivered a 7 percent increase in net revenue and a 6 percent increase in operating profit growth.
Frito-Lay North America (FLNA) reported a 3 percent increase in volume and a 5 percent increase in both net revenue and operating profit. Volume growth reflected high-single-digit growth in brand Lay’s, combined with strong gains in FLNA’s joint venture with Sabra and in variety packs. Product innovation highlights included Baked Lay’s inclusions, as well as successful additions of Sabritas-derived flavors to our Ruffles and Fritos lines. Operating profit growth in the quarter was impacted by investments in value and also by the overlapping of price increases in the year ago period. We expect that commodity inflation will continue to moderate through the year and FLNA will remain focused on value initiatives to grow market share.
Quaker Foods North America (QFNA) grew volume and net revenue 8 percent, while operating profit declined 1 percent. Growth in volume and net revenue were favorably impacted by the overlap of last year’s flood-related production disruptions at the key Cedar Rapids manufacturing facility. Growth in operating profit was adversely impacted by the overlap of the flood-related insurance settlement.
Latin America Foods (LAF) saw a 3 percent decline in volume, while net revenue increased 9 percent and operating profit grew 11 percent. Operating profit growth was muted by a one-time gain from a fire-related insurance settlement in the comparable prior year period. LAF’s results reflected pricing actions, including weight-outs, disciplined cost control and productivity improvements across the region, all of which helped to offset commodity and foreign-exchange-related input cost inflation.

In Mexico, Sabritas and Gamesa both gained value share while delivering strong gains in operating profit. At Sabritas, a sequential improvement in salty volume was driven by the success of its value-oriented, salty-snack innovation as well as its Spinners promotion. In South America, there were broad-based value and volume share gains in key markets like Brazil, Argentina and Colombia.
PepsiCo Americas Beverages’ (PAB) performance reflected the continued softness in the overall liquid refreshment beverage category in North America, recording a 6 percent decline in volume, 7 percent decline in net revenue and a 5 percent decline in operating profit. PAB continues to make progress on the company’s ongoing strategy to refresh its beverage business in North America and the overall liquid refreshment beverage category.
In the U.S., PAB took the number one volume and value share position in carbonated beverages in measured channels. In non-carbonated beverages, the enhanced water portfolio gained share in the quarter, reflecting high-double-digit volume gains in SoBe LifeWater, and energy drink volume was also up double digits. While Gatorade volumes were down, this reflected modest improvement versus the first half of the year as expected. G2 continues to do well with the highest repeat purchase rate of any new LRB product in the past two years.
PepsiCo International (PI) delivered another strong quarter with net revenue up 13 percent and operating profit up 31 percent.
While the macroeconomic environment continued to be challenging in Europe this quarter, Europe drove margin expansion and profitability by balancing revenue growth, tight cost controls and productivity gains. Net revenue grew 12 percent and operating profit grew 18 percent. Acquisitions contributed 10 percentage points to net revenue growth and 6 percentage points to operating profit growth.
Europe snacks volume declined 1 percent, reflecting pricing actions and weight-outs to offset commodity inflation. Acquisitions contributed 3 percentage points of growth. In the U.K., Walkers grew value share through disciplined pricing and its “Brit Trips” promotion, while in Russia the continued success of “locally relevant” flavor innovation on Lay’s and the Hrusteam crispbread product drove share gains.
Europe beverage volume grew 9 percent, driven by the Lebedyansky acquisition. Solid improvement in Western Europe and Turkey also contributed to a sequential improvement in volume growth.

Asia/Middle East/Africa (AMEA) net revenue grew 13 percent and operating profit improved 52 percent. The net impact of acquisitions and divestitures contributed 1 percentage point to net revenue growth and 34 percentage points to operating profit growth primarily due to a one-time gain associated with the contribution of our snacks business in Japan to form a joint venture with Calbee Foods Company, the snacks market leader in Japan. The solid operating profit performance excluding this impact was driven by strong flow-through from the growth in volume and cost discipline across the businesses.
AMEA beverage volume grew 9 percent. India delivered very strong volume growth across carbonated soft drinks and non-carbonated beverages as targeted investments in infrastructure, significant improvements in market execution and unseasonably dry weather conditions all contributed to better than 50 percent growth in the country. In China, sequential volume improvement in the quarter was driven by share gains in juice, particularly Tropicana’s GuoBinFen line of locally relevant juice drinks, as well as by Gatorade. PepsiCo continues to drive expanded distribution of key beverage products in China including Pepsi Max, Lipton ready-to-drink tea and Tropicana Juicy Pulp Sacs.
AMEA snacks volume grew 8 percent, more than double its growth in the previous quarter. Strong sequential improvement resulted from broad-based geographic growth in India, South Africa and other emerging markets. In India, PepsiCo launched Aliva, a savory cracker product; and in Australia, the company launched Grainwaves, a multi-grain salty snack, augmenting its health and wellness portfolio in the country.
Beverage System Transformation
The company is on-track with its plans to acquire its two anchor bottlers The Pepsi Bottling Group (PBG) and PepsiAmericas, Inc (PAS), subject to regulatory and stockholder approval. The company filed its Form S-4 Registration Statements in preliminary form on October 1, 2009 and still expects to close on the proposed transactions by late 2009 or early 2010.
Tax Rate
PepsiCo’s reported tax rate was 24.9 percent for the third quarter, primarily reflecting the favorable resolution of certain foreign tax matters and certain deferred tax adjustments in the current quarter. Excluding the impact of items affecting comparability, PepsiCo’s core tax rate was 24.7 percent for the third quarter. The company expects its full-year reported and core tax rates to be about 26 percent.
Cash Flow
The year-to-date cash flow from operating activities was $4.4 billion, compared to $4.7 billion in the prior year period; 2009 reflects both a discretionary $1 billion contribution to PepsiCo’s pension fund and $183 million of cash payments associated with the Productivity for Growth program.

Excluding the impact of its $1 billion discretionary pension contribution (approximately $640 million after-tax) cash from operating activities is expected to be about $7 billion. The company expects to invest about $2.1 billion in net capital spending.
Fiscal 2009 and 2010 Guidance
The company reaffirms its full-year 2009 guidance for both net revenue and core EPS of mid-to high-single-digit core constant currency EPS growth off of fiscal 2008’s core EPS of $3.68. Based on current spot rates, foreign exchange translation would represent a mid-single-digit percentage point adverse impact on the company’s full-year, core constant currency EPS. Because the company expects to close on the proposed acquisitions of PBG and PAS in late 2009 or early 2010, the company’s 2009 guidance does not include the impact of the proposed acquisitions. The company did not repurchase any of its shares in the third quarter and does not expect to repurchase any shares in its fourth quarter.
For fiscal 2010 the company is targeting an 11 to 13 percent growth rate for core constant currency EPS off of expected fiscal 2009 core EPS. This includes the modest year-one accretion related to the proposed acquisitions of PBG and PAS that the company disclosed on August 4, 2009 and the potential benefits from the acquisition-related accounting disclosed in the company’s Form S-4 Registration Statements filed in preliminary form on October 1, 2009. This target excludes one-time costs to achieve the synergies and it assumes the company completes its acquisition of PBG and PAS by early fiscal 2010.
Please refer to the glossary for more information about the items excluded from the company’s fiscal 2009 and 2010 constant currency core EPS guidance.
The company has not yet received regulatory or shareholder approval for the acquisitions or comments from the Securities and Exchange Commission on its Form S-4 Registration Statements or with respect to its proposed accounting treatment of the acquisitions. In addition, the company is still in the process of completing its annual planning process and its integration planning. Any of these factors, as well as the risks described under “Cautionary Statement” later in this release, the risks described in our most recent annual report on Form 10-K and subsequent reports on Forms 10-Q and 8-K and in the company’s Form S-4 Registration Statements with respect to the acquisitions could materially adversely impact the company’s ability to achieve these results.
About PepsiCo
PepsiCo offers the world’s largest portfolio of billion-dollar food and beverage brands, including 18 different product lines that each generate more than $1 billion in annual retail sales. Our main businesses – Frito-Lay, Quaker, Pepsi-Cola, Tropicana and Gatorade – also make hundreds of other nourishing, tasty foods and drinks that bring joy to our consumers in over 200 countries. With more than $43 billion in 2008 revenues, PepsiCo employs 198,000 people who are united by our unique commitment to sustainable growth, called Performance with Purpose. By dedicating ourselves to offering a broad array of choices for healthy, convenient and fun nourishment, reducing our environmental impact, and fostering a diverse and inclusive workplace culture,

PepsiCo balances strong financial returns with giving back to our communities worldwide. For more information, please visit www.pepsico.com.
Cautionary Statement
Statements in this release that are “forward-looking statements”, including PepsiCo’s 2009 and 2010 guidance, are based on currently available information, operating plans and projections about future events and trends. They inherently involve risks and uncertainties that could cause actual results to differ materially from those predicted in such forward-looking statements. Such risks and uncertainties include, but are not limited to: PepsiCo’s ability to consummate the acquisitions of The Pepsi Bottling Group, Inc. (“PBG”) and PepsiAmericas, Inc. (“PAS”); PepsiCo’s ability to achieve the synergies and value creation contemplated by the proposed acquisitions; loss of key employees or customers or other business disruption as a result of the proposed acquisitions; PepsiCo’s ability to promptly and effectively integrate the businesses of PBG, PAS and PepsiCo; the timing to consummate the proposed acquisitions and any necessary actions to obtain required regulatory approvals; the diversion of management time on transaction-related issues; increased indebtedness as a result of the proposed acquisitions; changes in demand for PepsiCo’s products, as a result of shifts in consumer preferences or otherwise; increased costs, disruption of supply or shortages of raw materials and other supplies; unfavorable economic conditions and increased volatility in foreign exchange rates; PepsiCo’s ability to build and sustain proper information technology infrastructure, successfully implement its ongoing business process transformation initiative or outsource certain functions effectively; damage to PepsiCo’s reputation; trade consolidation, the loss of any key customer, or failure to maintain good relationships with PepsiCo’s bottling partners, including as a result of the Proposed Transactions; PepsiCo’s ability to hire or retain key employees or a highly skilled and diverse workforce; changes in the legal and regulatory environment; disruption of PepsiCo’s supply chain; unstable political conditions, civil unrest or other developments and risks in the countries where PepsiCo operates; and risks that benefits from the Productivity for Growth initiative may not be achieved, may take longer to achieve than expected or may cost more than currently anticipated. For additional information on these and other factors that could cause PepsiCo’s actual results to materially differ from those set forth herein, please see PepsiCo’s filings with the SEC, including its most recent annual report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. PepsiCo undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
Miscellaneous Disclosures
Conference Call. At 8:00 a.m. (Eastern Time) today, the company will host a conference call with investors to discuss third-quarter 2009 results and the outlook for full-year 2009 and 2010. For details, visit the company’s website at www.pepsico.com, in the “Investors” section.
Reconciliation. In discussing financial results and guidance, the company may refer to certain non-GAAP measures. Reconciliations of any such non-GAAP measures to the most directly comparable financial measures in accordance with GAAP can be found in the attached exhibits, as well as on the company’s website at www.pepsico.com, in the “Investors” section. Our non-GAAP measures exclude from reported results those items that management believes are not indicative of our ongoing performance and how management evaluates our operating results and trends.
Glossary
Beverage volume: Volume shipped to retailers and independent distributors from both PepsiCo and our bottlers.
Core: Core results are non-GAAP financial measures. 2009 year-to-date core results exclude the commodity mark-to-market net impact included in corporate unallocated expenses and certain restructuring actions in 2009 for restructuring actions associated with the company’s Productivity for Growth initiative. 2009 year-to-date core results also exclude costs associated with our proposed merger with PBG and PAS included in corporate unallocated expenses, as well as our share of PBG’s and PAS’s respective merger costs included in bottling equity income. Core EPS guidance for full-year 2009 excludes the commodity mark-to-market net impact included in corporate unallocated expenses, costs of $36 million ($29 million, after-tax) associated with the Productivity for Growth initiative, the merger costs and the impact of the proposed transactions with PBG and PAS. Core EPS guidance for full-year 2010 excludes the commodity mark-to-market net impact included in corporate unallocated expenses, estimated one-time costs of approximately $250 million to achieve synergies, the gain or loss on previously held equity interests in PBG and PAS, the post-merger one-time impact to earnings of fair value adjustments to acquired inventory, any additional restructuring or integration costs and transaction costs related to the proposed acquisitions of PBG and PAS. For more details and reconciliations of our 2009 core results and 2009 and 2010 constant currency core EPS guidance, see “Reconciliation of GAAP and Non-GAAP Information” in the exhibits attached hereto.
Constant currency: Financial results (historical and projected) assuming constant foreign currency exchange rates used for translation based on the rates in effect for the comparable prior-year period. In addition, the impact on EPS growth is computed by adjusting core EPS growth by the after-tax foreign currency translation impact on core operating profit growth using PepsiCo’s core effective tax rate.
Division operating profit: The aggregation of the operating profit for each of our reportable segments, which excludes the impact of corporate unallocated expenses.
Effective net pricing: The combined impact of mix and price.
Mark-to-market gain or loss or net impact: Change in market value for commodity contracts that we purchase to mitigate the volatility in costs of energy and raw materials that we consume. The market value is determined based on average prices on national exchanges and recently reported transactions in the marketplace.
Net pricing: The combined impact of list price changes, weight changes per package, discounts and allowances.

Net capital spending: Capital spending less cash proceeds from sales of property, plant and equipment.
Pricing: The impact of list price changes and weight changes per package.
Transaction foreign exchange: The foreign exchange impact on our financial results of transactions, such as purchases of imported raw materials, commodities, or services, occurring in currencies other than the local, functional currency.

PepsiCo, Inc. and Subsidiaries
Summary of PepsiCo Third Quarter 2009 Results
(unaudited)

Division Performance for 36 Weeks Ended 9/5/09
		Constant Currency*
			Core*		Core*
			Division		Division	Division
		Net	Operating	Net	Operating	Operating
% Growth	Volume	Revenue	Profit	Revenue	Profit	Profit
PAF	—	8	10	1.5	4	4
FLNA	2	8	8	7	7	7
QFNA	1	2	5	1	4	4
LAF	(3)	11	18	(10)	(6)	(7)

PAB	(6)	(8)	(6)	(10)	(10)	(11)

PI	2 / 8**	13	22	—	8	7
Europe	(1)/ 5.5**	13	15	(6)	(6)	(6)
AMEA	6 / 9**	15	31	8	26	23

Total Divisions	1 / –**	5	7	(2)	1	—

	12 Weeks Ended 9/5/09			36 Weeks Ended 9/5/09
			Constant			Constant
			Currency			Currency
% Growth	Reported	Core*	Core*	Reported	Core*	Core*
Volume (Servings)	1	1		—	—
Net Revenue	(1.5)	(1.5)	5	(2)	(2)	5
Division Operating Profit	2	2	8	—	1	7
Total Operating Profit	12	2		5	—
Net Income Attributable to PepsiCo	9	1		2	(2)
Earnings per Share (EPS)	10	2	8	5	1	8

*	Core results are financial measures that are not in accordance with Generally Accepted Accounting Principles (GAAP) and exclude the commodity mark-to-market net impact included in corporate unallocated expenses, certain restructuring actions in 2009 associated with our Productivity for Growth initiative and costs associated with our proposed merger with The Pepsi Bottling Group, Inc. (PBG) and PepsiAmericas, Inc. (PAS), as well as our share of their respective merger costs. Core growth, on a constant currency basis, assumes constant foreign currency exchange rates used for translation based on the rates in effect for the comparable period during 2008. In addition, core EPS growth, on a constant currency basis, is computed by adjusting core EPS growth by the after-tax foreign currency translation impact on core operating profit growth using PepsiCo’s core effective tax rate. See schedules A-9 through A-14 for a discussion of these items and reconciliations to the most directly comparable financial measures in accordance with GAAP.

**	Snacks/Beverage

PepsiCo, Inc. and Subsidiaries
Condensed Consolidated Statement of Income
(in millions, except per share amounts, and unaudited)

	12 Weeks Ended			36 Weeks Ended
	9/5/09	9/6/08	Change	9/5/09	9/6/08	Change
Net Revenue	$11,080	$11,244	(1.5)%	$29,935	$30,522	(2)%

Costs and Expenses
Cost of sales	5,181	5,268	(2)%	13,806	14,180	(3)%
Selling, general and administrative expenses	3,649	3,972	(8)%	10,077	10,560	(5)%
Amortization of intangible assets	18	13	22%	42	43	(2)%

Operating Profit	2,232	1,991	12%	6,010	5,739	5%

Bottling Equity Income	146	201	(27)%	290	439	(34)%
Interest Expense	(86)	(73)	20%	(285)	(205)	40%
Interest Income	16	14	15%	44	53	(16)%

Income before Income Taxes	2,308	2,133	8%	6,059	6,026	1%

Provision for Income Taxes	575	550	4%	1,517	1,586	(4)%

Net Income	1,733	1,583	10%	4,542	4,440	2%

Less: Net Income Attributable to Noncontrolling Interests	16	7	108%	30	17	79%

Net Income Attributable to PepsiCo	$1,717	$1,576	9%	$4,512	$4,423	2%

Diluted
Net Income Attributable to PepsiCo per Common Share	$1.09	$0.99	10%	$2.87	$2.74	5%
Average Shares Outstanding	1,577	1,593		1,573	1,612

PepsiCo, Inc. and Subsidiaries
Supplemental Financial Information
(in millions, unaudited)

	12 Weeks Ended			36 Weeks Ended
	9/5/09	9/6/08	Change	9/5/09	9/6/08	Change
Net Revenue

Frito-Lay North America	$3,198	$3,057	5%	$9,336	$8,737	7%
Quaker Foods North America	418	391	7%	1,299	1,292	1%
Latin America Foods	1,396	1,544	(10)%	3,641	4,038	(10)%

PepsiCo Americas Foods	5,012	4,992	—%	14,276	14,067	1.5%

PepsiCo Americas Beverages	2,656	2,923	(9)%	7,362	8,163	(10)%

Europe	1,874	1,913	(2)%	4,463	4,734	(6)%
Asia, Middle East & Africa	1,538	1,416	9%	3,834	3,558	8%

PepsiCo International	3,412	3,329	2.5%	8,297	8,292	—%

Total Net Revenue	$11,080	$11,244	(1.5)%	$29,935	$30,522	(2)%

Operating Profit

Frito-Lay North America	$822	$785	5%	$2,302	$2,153	7%
Quaker Foods North America	131	134	(1)%	438	422	4%
Latin America Foods	199	225	(11)%	603	646	(7)%

PepsiCo Americas Foods	1,152	1,144	1%	3,343	3,221	4%

PepsiCo Americas Beverages	607	662	(8)%	1,650	1,847	(11)%

Europe	318	314	1%	673	716	(6)%
Asia, Middle East & Africa	297	199	49%	670	543	23%

PepsiCo International	615	513	20%	1,343	1,259	7%

Division Operating Profit	2,374	2,319	2%	6,336	6,327	—%

Corporate – Net Impact of Mark-to-Market on Commodity Hedges	29	(176)	n/m	191	(119)	n/m
Corporate – Other	(171)	(152)	13%	(517)	(469)	10%

Corporate Unallocated	(142)	(328)	(57)%	(326)	(588)	(45)%

Total Operating Profit	$2,232	$1,991	12%	$6,010	$5,739	5%

n/m = not meaningful

PepsiCo, Inc. and Subsidiaries
Condensed Consolidated Statement of Cash Flows
(in millions)

	36 Weeks Ended
	9/5/09	9/6/08
	(unaudited)
Operating Activities
Net income	$4,542	$4,440
Depreciation and amortization	1,083	1,055
Stock-based compensation expense	159	169
Restructuring and impairment charges	36	—
Cash payments for restructuring charges	(183)	(24)
Excess tax benefits from share-based payment arrangements	(16)	(83)
Pension and retiree medical plan contributions	(1,130)	(132)
Pension and retiree medical plan expenses	290	318
Bottling equity income, net of dividends	(222)	(372)
Deferred income taxes and other tax charges and credits	59	275
Change in accounts and notes receivable	(459)	(1,166)
Change in inventories	(128)	(362)
Change in prepaid expenses and other current assets	17	(49)
Change in accounts payable and other current liabilities	(241)	212
Change in income taxes payable	914	566
Other, net	(318)	(189)

Net Cash Provided by Operating Activities	4,403	4,658

Investing Activities
Capital spending	(1,138)	(1,399)
Sales of property, plant and equipment	33	85
Acquisitions and investments in noncontrolled affiliates	(300)	(1,707)
Divestitures	100	—
Cash restricted for pending acquisitions	30	(297)
Cash proceeds from sale of The Pepsi Bottling Group, Inc. (PBG) and PepsiAmericas, Inc. (PAS) stock	—	342
Short-term investments, net	30	1,200

Net Cash Used for Investing Activities	(1,245)	(1,776)

Financing Activities
Proceeds from issuances of long-term debt	1,057	1,733
Payments of long-term debt	(188)	(488)
Short-term borrowings, net	(997)	2,002
Cash dividends paid	(2,032)	(1,879)
Share repurchases – common	—	(4,197)
Share repurchases – preferred	(4)	(4)
Proceeds from exercises of stock options	187	495
Other financing	(26)	—
Excess tax benefits from share-based payment arrangements	16	83

Net Cash Used for Financing Activities	(1,987)	(2,255)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	19	(20)

Net Increase in Cash and Cash Equivalents	1,190	607

Cash and Cash Equivalents – Beginning of year	2,064	910

Cash and Cash Equivalents – End of period	$3,254	$1,517

PepsiCo, Inc. and Subsidiaries
Condensed Consolidated Balance Sheet
(in millions)

	9/5/09	12/27/08
	(unaudited)
Assets
Current Assets
Cash and cash equivalents	$3,254	$2,064
Short-term investments	206	213

Accounts and notes receivable, net	5,216	4,683

Inventories
Raw materials	1,333	1,228
Work-in-process	267	169
Finished goods	1,116	1,125

	2,716	2,522

Prepaid expenses and other current assets	1,024	1,324

Total Current Assets	12,416	10,806

Property, plant and equipment, net	12,033	11,663
Amortizable intangible assets, net	843	732

Goodwill	6,351	5,124
Other nonamortizable intangible assets	1,702	1,128

Nonamortizable Intangible Assets	8,053	6,252

Investments in noncontrolled affiliates	4,339	3,883
Other assets	936	2,658

Total Assets	$38,620	$35,994

Liabilities and Equity
Current Liabilities
Short-term obligations	$511	$369
Accounts payable and other current liabilities	8,141	8,273
Income taxes payable	643	145

Total Current Liabilities	9,295	8,787

Long-term debt obligations	7,434	7,858
Other liabilities	5,713	6,541
Deferred income taxes	347	226

Total Liabilities	22,789	23,412

Commitments and Contingencies

Preferred stock, no par value	41	41
Repurchased preferred stock	(142)	(138)

PepsiCo Common Shareholders’ Equity
Common stock	30	30
Capital in excess of par value	279	351
Retained earnings	33,077	30,638
Accumulated other comprehensive loss	(4,262)	(4,694)
Repurchased common stock	(13,729)	(14,122)

Total PepsiCo Common Shareholders’ Equity	15,395	12,203

Noncontrolling interests	537	476

Total Equity	15,831	12,582

Total Liabilities and Equity	$38,620	$35,994

PepsiCo, Inc. and Subsidiaries
Supplemental Share and Stock-Based Compensation Data
(in millions, except dollar amounts, and unaudited)

	12 Weeks Ended		36 Weeks Ended
	9/5/09	9/6/08	9/5/09	9/6/08
Beginning Net Shares Outstanding	1,557	1,572	1,553	1,605
Options Exercised/Restricted Stock Units Converted	2	4	6	14
Shares Repurchased	—	(19)	—	(62)

Ending Net Shares Outstanding	1,559	1,557	1,559	1,557

Weighted Average Basic	1,558	1,564	1,557	1,582
Dilutive securities:
Options	14	24	12	25
Restricted Stock Units	4	4	3	4
ESOP Convertible Preferred Stock/Other	1	1	1	1

Weighted Average Diluted	1,577	1,593	1,573	1,612

Average Share Price for the period	$56.07	$67.14	$52.77	$69.23
Growth Versus Prior Year	(16)%	—%	(24)%	5%

Options Outstanding	112	108	114	111
Options in the Money	81	96	67	107
Dilutive Shares from Options	14	24	12	25
Dilutive Shares from Options as a % of Options in the Money	17%	25%	18%	24%

Average Exercise Price of Options in the Money	$46.26	$47.89	$44.42	$49.26

Restricted Stock Units Outstanding	6	6	6	7
Dilutive Shares from Restricted Stock Units	4	4	3	4

Average Intrinsic Value of Restricted Stock Units Outstanding*	$61.02	$63.27	$61.05	$63.12

*	Weighted-average intrinsic value at grant date.

PepsiCo, Inc. and Subsidiaries
Condensed Consolidated Statement of Income
(in millions, except per share amounts, and unaudited)
COMPARISON OF CORE RESULTS*

	12 Weeks Ended			36 Weeks Ended
	9/5/09	9/6/08	Change	9/5/09	9/6/08	Change
Net Revenue	$11,080	$11,244	(1.5)%	$29,935	$30,522	(2)%

Costs and Expenses
Cost of sales	5,181	5,268	(2)%	13,806	14,180	(3)%
Selling, general and administrative expenses	3,677	3,796	(3)%	10,231	10,441	(2)%
Amortization of intangible assets	18	13	22%	42	43	(2)%

Operating Profit	2,204	2,167	2%	5,856	5,858	—%

Bottling Equity Income	154	201	(23)%	298	439	(32)%
Interest Expense	(86)	(73)	20%	(285)	(205)	40%
Interest Income	16	14	15%	44	53	(16)%

Income before Income Taxes	2,288	2,309	(1)%	5,913	6,145	(4)%

Provision for Income Taxes	567	614	(8)%	1,459	1,629	(11)%

Net Income	1,721	1,695	1.5%	4,454	4,516	(1)%

Less: Net Income Attributable to Noncontrolling Interests	16	7	108%	30	17	79%

Net Income Attributable to PepsiCo	$1,705	$1,688	1%	$4,424	$4,499	(2)%

Diluted
Net Income Attributable to PepsiCo per Common Share	$1.08	$1.06	2%	$2.81	$2.79	1%
Average Shares Outstanding	1,577	1,593		1,573	1,612

*	Core results are non-GAAP financial measures that exclude the commodity mark-to-market net impact included in corporate unallocated expenses, certain restructuring actions in 2009 associated with our Productivity for Growth initiative and costs associated with our proposed merger with PBG and PAS, as well as our share of their respective merger costs. See schedules A-9 through A-14 for a discussion of these items and reconciliations to the most directly comparable financial measures in accordance with GAAP.

PepsiCo, Inc. and Subsidiaries
Supplemental Financial Information
(in millions and unaudited)
COMPARISON OF CORE RESULTS*

	12 Weeks Ended			36 Weeks Ended
	9/5/09	9/6/08	Change	9/5/09	9/6/08	Change
Net Revenue

Frito-Lay North America	$3,198	$3,057	5%	$9,336	$8,737	7%
Quaker Foods North America	418	391	7%	1,299	1,292	1%
Latin America Foods	1,396	1,544	(10)%	3,641	4,038	(10)%

PepsiCo Americas Foods	5,012	4,992	—%	14,276	14,067	1.5%

PepsiCo Americas Beverages	2,656	2,923	(9)%	7,362	8,163	(10)%

Europe	1,874	1,913	(2)%	4,463	4,734	(6)%
Asia, Middle East & Africa	1,538	1,416	9%	3,834	3,558	8%

PepsiCo International	3,412	3,329	2.5%	8,297	8,292	—%

Total Net Revenue	$11,080	$11,244	(1.5)%	$29,935	$30,522	(2)%

Operating Profit

Frito-Lay North America	$822	$785	5%	$2,304	$2,153	7%
Quaker Foods North America	131	134	(1)%	439	422	4%
Latin America Foods	199	225	(11)%	606	646	(6)%

PepsiCo Americas Foods	1,152	1,144	1%	3,349	3,221	4%

PepsiCo Americas Beverages	607	662	(8)%	1,666	1,847	(10)%

Europe	318	314	1%	674	716	(6)%
Asia, Middle East & Africa	297	199	49%	683	543	26%

PepsiCo International	615	513	20%	1,357	1,259	8%

Division Operating Profit	2,374	2,319	2%	6,372	6,327	1%

Corporate Unallocated	(170)	(152)	12%	(516)	(469)	10%

Total Operating Profit	$2,204	$2,167	2%	$5,856	$5,858	—%

*	Core results are non-GAAP financial measures that exclude the commodity mark-to-market net impact included in corporate unallocated expenses, certain restructuring actions in 2009 associated with our Productivity for Growth initiative and costs associated with our proposed merger with PBG and PAS, as well as our share of their respective merger costs. See schedules A-9 through A-14 for a discussion of these items and reconciliations to the most directly comparable financial measures in accordance with GAAP.

Reconciliation of GAAP and Non-GAAP Information
(unaudited)
Division operating profit, core results and core results on a constant currency basis are non-GAAP financial measures as they exclude certain items noted below. However, we believe investors should consider these measures as they are more indicative of our ongoing performance and with how management evaluates our operational results and trends.
In the 12 and 36 weeks ended September 5, 2009, we recognized $29 million and $191 million, respectively, of mark-to-market net gains on commodity hedges in corporate unallocated expenses. In the 12 and 36 weeks ended September 6, 2008, we recognized $176 million and $119 million, respectively, of mark-to-market net losses on commodity hedges in corporate unallocated expenses. In the full-year 2008, we recognized $346 million of mark-to-market net losses on commodity hedges in corporate unallocated expenses. We centrally manage commodity derivatives on behalf of our divisions. Certain of these commodity derivatives do not qualify for hedge accounting treatment and are marked to market with the resulting gains and losses recognized in corporate unallocated expenses. These gains and losses are subsequently reflected in division results when the divisions take delivery of the underlying commodity.
In the 12 weeks ended September 5, 2009, we incurred $1 million of costs associated with the proposed mergers with PBG and PAS, as well as an additional $8 million of costs, representing our share of the respective merger costs of PBG and PAS, recorded in bottling equity income.
As a result of our previously initiated Productivity for Growth program, we recorded restructuring and impairment charges of $36 million in the 36 weeks ended September 5, 2009. In the full-year 2008, we recorded restructuring and impairment charges of $543 million in connection with this program. The program includes actions in all segments of the business, including the closure of six plants that we believe will increase cost competitiveness across the supply chain, upgrade and streamline our product portfolio and simplify the organization for more effective and timely decision-making.
In addition, in the full-year 2008, PBG implemented a restructuring initiative across all of its geographic segments. PBG also recognized an asset impairment charge related to its business in Mexico. Consequently, in 2008, we recorded a non-cash charge of $138 million, included in bottling equity income, as part of recording our share of PBG’s financial results.
Additionally, management operating cash flow and management operating cash flow growth are the primary measures management uses to monitor cash flow performance. They are not measures defined by GAAP. Since net capital spending is essential to our product innovation initiatives and maintaining our operational capabilities, we believe that it is a recurring and necessary use of cash. As such, we believe investors should also consider net capital spending when evaluating our cash from operating activities.
We believe investors should consider the following non-GAAP financial measures with respect to our third quarter results:
•	Our 2009 net revenue growth on a constant currency basis;

•	Our 2009 and 2008 division operating profit and our 2009 division operating profit growth;

•	Our 2009 division operating profit growth on a constant currency basis;

•	Our 2009 total operating profit excluding the impact of costs associated with our proposed merger with PBG and PAS and the mark-to-market net gains on commodity hedges and our 2008 total operating profit excluding the impact of the mark-to-market net losses on commodity hedges;

•	Our 2009 effective tax rate excluding the impact of costs associated with our proposed merger with PBG and PAS and the mark-to-market net gains on commodity hedges; and

•	Our 2009 diluted EPS excluding the impact of costs associated with our proposed merger with PBG and PAS and the mark-to-market net gains on commodity hedges; our 2008 diluted EPS excluding the impact of the mark-to-market net losses on commodity hedges; and our 2009 diluted EPS growth excluding the impact of costs associated with our proposed merger with PBG and PAS and the mark-to-market net impact of commodity hedges, on a constant currency basis.
We believe investors should consider the following non-GAAP financial measure with respect to our year-to-date results:
•	Our 2009 net revenue growth on a constant currency basis;

•	Our 2009 and 2008 division operating profit and our 2009 division operating profit growth;

•	Our 2009 division operating profit excluding the impact of restructuring and impairment charges; and our 2009 division operating profit growth excluding the impact of restructuring and impairment charges, as well as on a constant currency basis;

•	Our 2009 total operating profit excluding the impact of restructuring and impairment charges, costs associated with our proposed merger with PBG and PAS and the mark-to-market net gains on commodity hedges; and our 2008 total operating profit excluding the impact of the mark-to-market net losses on commodity hedges; and

•	Our 2009 and 2008 management operating cash flow and 2009 management operating cash flow growth, excluding the impact of a discretionary pension contribution in the first quarter of 2009 and restructuring-related cash payments in 2009 and 2008.

Reconciliation of GAAP and Non-GAAP Information (cont.)
(unaudited)
We believe investors should consider the following non-GAAP financial measures with respect to our projected 2009 full-year results and our 2008 full-year results:
•	Our full-year projected 2009 net cash provided by operating activities, excluding the impact of a discretionary pension contribution in the first quarter of 2009; and

•	Our 2008 diluted EPS excluding the impact of restructuring and impairment charges, mark-to-market net losses on commodity hedges and our share of PBG’s restructuring and impairment charges.
We are not able to reconcile our full-year projected 2009 core constant currency results to our full-year projected 2009 reported results because we are unable to predict the 2009 full-year impact of foreign exchange or the mark-to-market net gains or losses on commodity hedges due to the unpredictability of future changes in foreign exchange rates and commodity prices. Therefore, we are unable to provide a reconciliation of these measures. Because the company expects to close on the proposed acquisitions of PBG and PAS in late 2009 or early 2010, the company’s fiscal 2009 guidance does not include the impact of the proposed acquisitions.
We are not able to reconcile our full-year projected 2010 core constant currency EPS to our full-year projected 2010 reported results because we are unable to predict the 2010 full-year impact of foreign exchange or the mark-to-market net gains or losses on commodity hedges due to the unpredictability of future changes in foreign exchange rates and commodity prices. Additionally, with respect to our proposed transactions with PBG and PAS, we are unable to predict the 2010 full-year impact of the gain or loss on previously held equity interests in PBG and PAS, the post-merger one-time impact to earnings of fair value adjustments to acquired inventory, any additional restructuring or integration costs and transaction costs related to the proposed acquisitions of PBG and PAS due to the uncertainty of the amounts and/or timing of such items. Therefore, we are unable to provide a reconciliation of these measures.

Reconciliation of GAAP and Non-GAAP Information (cont.)
($ in millions, except per share amounts and as otherwise noted, unaudited)
Operating Profit Growth Reconciliation

	12 Weeks	36 Weeks
	Ended	Ended
	9/5/09	9/5/09
Division Operating Profit Growth	2%	—%
Impact of Corporate Unallocated	10	5

Reported Total Operating Profit Growth	12%	5%

Effective Tax Rate Reconciliation

	12 Weeks Ended
	9/5/09
	Pre-Tax	Income		Effective
	Income	Taxes		Tax Rate
Reported Effective Tax Rate	$2,308	$575		24.9%
Mark-to-Market Net Gains	(29)	(10)
PBG/PAS Merger Costs	9	1

Effective Tax Rate Excluding above Items	$2,288	$567	*	24.7%

*	Does not sum due to rounding
Diluted EPS Reconciliation

	12 Weeks Ended
	9/5/09		9/6/08	Growth
Reported Diluted EPS	$1.09		$0.99	10%
Mark-to-Market Net (Gains)/Losses	(0.01)		0.07
PBG/PAS Merger Costs	0.01		—

Diluted EPS Excluding above Items	$1.08	*	$1.06	2%

Impact of Foreign Currency Translation				6

Diluted EPS Excluding above Items, on a constant currency basis				8%

*	Does not sum due to rounding
Net Cash Provided by Operating Activities Reconciliation (in billions)

	36 Weeks	36 Weeks
	Ended	Ended
	9/5/09	9/6/08		Change
Net Cash Provided by Operating Activities	$4.4	$4.7		$(0.3)
Capital Spending	(1.1)	(1.4)
Sales of Property, Plant and Equipment	—	0.1

Management Operating Cash Flow	3.3	3.3	*	$—
Discretionary Pension Contribution (After-Tax)	0.6	—
Restructuring Payments	0.2	—

Management Operating Cash Flow Excluding above Items	$4.1	$3.4	*	$0.8	*

*	Does not sum due to rounding
Diluted EPS Reconciliation

	Year Ended
	12/27/08
Reported Diluted EPS	$3.21
Mark-to-Market Net Losses	0.14
Restructuring and Impairment Charges	0.25
PBG’s Restructuring and Impairment Charges	0.07

Diluted EPS Excluding above Items	$3.68	*

*	Does not sum due to rounding
Net Cash Provided by Operating Activities Reconciliation

2009
Guidance
Net Cash Provided by Operating Activities	>$6.4 billion
Discretionary Pension Contribution (After-Tax)	~640 million

Net Cash Provided by Operating Activities Excluding above Item	~$7.0 billion

Reconciliation of GAAP and Non-GAAP Information (cont.)
Reported Growth and Growth Excluding the Impact of Foreign Currency Translation
(unaudited)

	12 Weeks Ended
	9/5/09
	Net	Operating
	Revenue	Profit
Frito-Lay North America
Reported Growth	5%	5%
Impact of Foreign Currency Translation	1	1

Growth on a constant currency basis	5%*	5%*

Quaker Foods North America
Reported Growth	7%	(1)%
Impact of Foreign Currency Translation	1	0.5

Growth on a constant currency basis	8%	(1) %*

Latin America Foods
Reported Growth	(10)%	(11)%
Impact of Foreign Currency Translation	19	22

Growth on a constant currency basis	9%	11%

PepsiCo Americas Foods
Reported Growth	—%	1%
Impact of Foreign Currency Translation	6	5

Growth on a constant currency basis	7%*	6%

PepsiCo Americas Beverages
Reported Growth	(9)%	(8)%
Impact of Foreign Currency Translation	2	3

Growth on a constant currency basis	(7)%	(5)%

Europe
Reported Growth	(2)%	1%
Impact of Foreign Currency Translation	14	17

Growth on a constant currency basis	12%	18%

Asia, Middle East & Africa
Reported Growth	9%	49%
Impact of Foreign Currency Translation	4.5	3.5

Growth on a constant currency basis	13%*	52%

PepsiCo International
Reported Growth	2.5%	20%
Impact of Foreign Currency Translation	10	12

Growth on a constant currency basis	13%*	31%*

Total Divisions
Reported Growth	(1.5)%	2%
Impact of Foreign Currency Translation	6	6

Growth on a constant currency basis	5%*	8%

*	Does not sum due to rounding

Reconciliation of GAAP and Non-GAAP Information (cont.)
Reported Growth and Growth Excluding the Impact of Restructuring and Impairment Charges and Foreign
Currency Translation
(unaudited)

	36 Weeks Ended
	9/5/09
	Net Revenue	Operating Profit
Frito-Lay North America
Reported Growth	7%	7%
Impact of Restructuring and Impairment Charges	—	—

Growth Excluding Impact of Restructuring and Impairment Charges	7	7
Impact of Foreign Currency Translation	1	1

Growth Excluding Impact of above Item, on a constant currency basis	8%	8%

Quaker Foods North America
Reported Growth	1%	4%
Impact of Restructuring and Impairment Charges	—	—

Growth Excluding Impact of Restructuring and Impairment Charges	1	4
Impact of Foreign Currency Translation	2	1

Growth Excluding Impact of above Item, on a constant currency basis	2%*	5%

Latin America Foods
Reported Growth	(10)%	(7)%
Impact of Restructuring and Impairment Charges	—	—

Growth Excluding Impact of Restructuring and Impairment Charges	(10)	(6) *
Impact of Foreign Currency Translation	21	24

Growth Excluding Impact of above Item, on a constant currency basis	11%	18%

PepsiCo Americas Foods
Reported Growth	1.5%	4%
Impact of Restructuring and Impairment Charges	—	—

Growth Excluding Impact of Restructuring and Impairment Charges	1.5	4
Impact of Foreign Currency Translation	7	6

Growth Excluding Impact of above Item, on a constant currency basis	8%*	10%

PepsiCo Americas Beverages
Reported Growth	(10)%	(11)%
Impact of Restructuring and Impairment Charges	—	1

Growth Excluding Impact of Restructuring and Impairment Charges	(10)	(10)
Impact of Foreign Currency Translation	2	3

Growth Excluding Impact of above Item, on a constant currency basis	(8)%	(6) %*

Europe
Reported Growth	(6)%	(6)%
Impact of Restructuring and Impairment Charges	—	—

Growth Excluding Impact of Restructuring and Impairment Charges	(6)	(6)
Impact of Foreign Currency Translation	18	21

Growth Excluding Impact of above Item, on a constant currency basis	13%*	15%

Asia, Middle East & Africa
Reported Growth	8%	23%
Impact of Restructuring and Impairment Charges	—	2

Growth Excluding Impact of Restructuring and Impairment Charges	8	26 *
Impact of Foreign Currency Translation	7	5

Growth Excluding Impact of above Item, on a constant currency basis	15%	31%

*Does not sum due to rounding

Reconciliation of GAAP and Non-GAAP Information (cont.)
Reported Growth and Growth Excluding the Impact of Restructuring and Impairment Charges and Foreign
Currency Translation
(unaudited)

	36 Weeks Ended
	9/5/09
	Net	Operating
	Revenue	Profit
PepsiCo International
Reported Growth	—%	7%
Impact of Restructuring and Impairment Charges	—	1

Growth Excluding Impact of Restructuring and Impairment Charges	—	8
Impact of Foreign Currency Translation	13	14

Growth Excluding Impact of above Item, on a constant currency basis	13%	22%

Total Divisions
Reported Growth	(2)%	—%
Impact of Restructuring and Impairment Charges	—	1

Growth Excluding Impact of Restructuring and Impairment Charges	(2)	1
Impact of Foreign Currency Translation	7	7

Growth Excluding Impact of above Item, on a constant currency basis	5%	7%*

*Does not sum due to rounding